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                                                                   EXHIBIT 10.93

THIS ASSET PURCHASE AGREEMENT ("AGREEMENT") effective as of this 31st day of JANUARY, 1999,

BETWEEN:

         MEDICIS PHARMACEUTICAL CORPORATION a company incorporated under the laws of Delaware and with its principal place of business at 4343 East Camelback Road, Suite 250, Phoenix, Arizona, United States of America ("Medicis") and

         BIOGLAN PHARMA PLC, a company incorporated under the laws of England and Wales and with its principal place of business at 5 Hunting Gate, Hitchin, Hertfordshire ("Bioglan").

1.       RECITALS

         1.1 Medicis is engaged in the sale of certain human, over-the-counter and ethical pharmaceutical products including the products set forth in Schedule 1 hereto ("the Products").

         1.2 Medicis desires to sell to Bioglan and Bioglan, subject to satisfactory due diligence, desires to purchase from Medicis the Products and all rights associated therewith including the relevant product trademarks, Know-How, authorizations and permits as defined below (together referred to as the "Product Rights") on the terms and conditions set out below.

NOW IT IS HEREBY AGREED as follows:

2.       Definitions

In this Agreement the following terms shall have the following meanings:

"Know-How"                          means the information known to Medicis
                                    relating solely and uniquely to the
                                    formulae, manufacturing processes, customer
                                    lists, marketing and advertising rights and
                                    promotional materials, technology and
                                    testing data relating to, the Products, as
                                    identified on the Schedule of Know-How made
                                    available during due diligence.

"Letter of Intent"                  means that certain letter of even date
                                    herewith from Medicis to Bioglan and
                                    countersigned by Bioglan.

"Product Licenses and               means Medicis' authorizations, where such
Permits"                            are required, from the U.S. Food and Drug
                                    Administration ("FDA") and the right to
                                    refer to the data contained therein and
                                    copies of all documents submitted and
                                    correspondence between Medicis and the FDA
                                    with respect to the Products

"Territory"                         means the United States of America and its
                                    territories, possessions and commonwealth.

"Trademarks"                        means the trademarks listed in Schedule 3
                                    hereto together with the goodwill symbolized
                                    by such trademarks.


3.       DUE DILIGENCE AND SALE OF PRODUCTS

         3.1 Immediately following signature hereof Bioglan shall conduct a due diligence investigation of the Products, which shall be completed in time to close this transaction on the date set out in subclause 5.1 hereof. Medicis shall cooperate with Bioglan and provide answers to all reasonable enquiries as fully and completely as it can and all reasonable assistance to Bioglan, including providing Bioglan with access to relevant Medicis facilities, personnel and documents and shall permit Bioglan to obtain copies of relevant Medicis documentation and contracts. Upon completing of due diligence, Bioglan shall provide Medicis with written notice of its acceptance or termination of this Agreement.

         3.2 Provided that nothing is revealed during the due diligence process which would result in Bioglan reasonably wishing to terminate this Agreement and upon the basis of the representations and warranties, and the terms and conditions provided herein, Medicis agrees to sell and Bioglan agrees to purchase the Products together with the Product Rights on the terms set out below.

4.       PURCHASE PRICE AND PAYMENT SCHEDULE

         4.1 Bioglan shall pay to Medicis for the Products and the Product Rights, a net consideration of Eleven Million One Hundred Thousand Dollars US ($11,100,000 US), exclusive of any Value Added Taxes (the "Purchase Price"). The Purchase Price shall be paid to Medicis as follows:

                  4.1.1 an initial sum of Five Hundred Thousand dollars US ($500,000 US) paid to Medicis within twenty-four hours of the execution of this Agreement; and

                  4.1.2 a further sum of Ten Million Six Hundred Thousand Dollars US ($10,600,000 US) be paid to Medicis at the Closing Date subject to satisfactory due diligence.

         4.2 Upon payment by Bioglan to Medicis of the Purchase Price provided for in sub-clause 4.1 hereof, Medicis shall execute and deliver to Bioglan an assignment in the form of Exhibit "A" hereto of the Trademarks and a Bill of Sale in the form of Exhibit "B" to be attached hereto for the Products and Product Rights.

         4.3 Contemporaneously with the Closing (as defined below), Bioglan and Medicis shall enter into a separate agreement pursuant to which Bioglan will license to

                  Medicis use certain technologies in connection with Medicis' products containing the active ingredient ciclopirox.

         4.4 For the avoidance of doubt, if Bioglan terminates this Agreement as a result of matters disclosed during the due diligence process, (regardless of the nature of such matters) or Medicis elects to unwind the transaction in accordance with Clause 14.6 hereof, the initial sum payable pursuant to the Clause 4.1.1 hereof shall NOT be refunded to Bioglan.

         4.5 All payments made hereunder shall be made in United States Dollars by telegraphic transfer in immediately available funds to the Medicis bank account as previously provided to Bioglan.

5.       CLOSING

         5.1 Provided that nothing is revealed as a result of the due diligence process that would result in Bioglan reasonably wishing to terminate this Agreement, the consummation of the transaction contemplated herein (the "Closing") shall take place on February 15, 1999 ("Closing Date") at a time to be mutually agreed to by the parties.

         5.2 Except as otherwise provided for in this Agreement, after the Closing Date, Medicis shall not use the Know-How. Furthermore, after the Closing Date, Medicis shall not disclose the Know-How to any third party, unless such disclosure is required by law or regulation.

         5.3 At the Closing, Medicis (a) shall deliver to Bioglan a Letter of Disclosure as referenced in sub-clause 10.1 hereof, (b) shall transfer to Bioglan ownership of the Product Rights, (c) shall deliver to Bioglan such of the Product Rights which are capable of delivery up to Bioglan, including but not limited to, Medicis' customer lists for the Products, such marketing and promotional materials for the Products, as may be available, and (d) shall transfer to Bioglan possession of Medicis' then-existing inventory of the Products, including components thereof, ("Inventory") at cost, such Inventory being in good condition and bearing a remaining shelf life of not less than twelve (12) months. At the Closing, Bioglan shall pay Medicis for the Inventory at Medicis' cost of the Inventory.

         5.4 Not withstanding anything in this Agreement to the contrary, the sale to Bioglan by Medicis of the Products and Product Rights shall not prevent Medicis from continuing to manufacture and sell other products included or expected to be included in its current line or to use other trademarks owned by Medicis. Nor shall the sale restrict the rights of Medicis to develop and sell new products using the same active ingredients as the Products, but using different formulations, or different presentations, and under different product trademarks.

         5.5 After the Closing, subject to the terms of the Transition Services Agreement, Bioglan shall bear the entire responsibility for and risk in the manufacture, distribution, marketing and sale of the Products, including those associated with returns of Product previously sold, and compliance with all regulations and laws pertaining to the Products. Medicis shall, for one year following the Closing, use its reasonable best efforts to assist Bioglan in these matters, but they shall remain the sole responsibility of Bioglan.

6.       CONDITIONS TO BIOGLAN'S OBLIGATIONS

         6.1 Bioglan's obligation to consummate the transactions contemplated herein at the Closing are subject to the fulfillment at or prior to the Closing of each of the following conditions, the fulfillment of any of which may be waived by Bioglan:

                  6.1.1 The completion of the due diligence process to Bioglan's reasonable satisfaction.

                  6.1.2 The completion by Medicis of all acts necessary to authorize its execution, delivery and performance of this Agreement and the other agreements provided for herein, and the consummation of the transactions contemplated herein and therein.

                  6.1.3 The provision by the Secretary of Medicis to Bioglan of a Certificate setting forth copies of the resolutions or other instruments authorizing this Agreement and the transactions contemplated herein.

                  6.1.4 All the representations and warranties of Medicis contained in this Agreement shall be true and correct in all material respects as of the date of execution of this Agreement by Medicis and all of the covenants and agreements of Medicis which are provided in this Agreement to be performed at or prior to the Closing shall have been duly performed, and Medicis shall have complied with this Agreement in all other material respects. Medicis shall deliver to Bioglan a certificate, dated the Closing Date, and signed by an executive officer of Medicis, to the effect set forth above.

                  6.1.5 Medicis shall have delivered to Bioglan a copy of any FDA authorizations for the Products, where applicable.

                  6.1.6 Medicis shall, at Bioglan's request, have assigned to Bioglan the benefit of any agreements including, but not limited to, manufacturing agreements for the Products.

                  6.1.7 Medicis shall have obtained all consents, approvals and authorizations necessary to consummate the Closing.

                  6.1.8 Bioglan shall have approved any changes between the unsigned draft Letter of Disclosure referred to in Clause 10.1 thereof and the final version of that Letter of Disclosure delivered at the Closing.
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7.       CONDITIONS TO MEDICIS' OBLIGATIONS

         7.1 The obligations of Medicis to consummate the transactions contemplated at the Closing are subject to the fulfillment at or prior to the Closing of each of the following conditions, the fulfillment of any of which may be waived by Medicis:

                  7.1.1 Medicis shall have been furnished with a certificate of the Company Secretary of Bioglan setting forth copies of the resolutions or other instruments authorizing this Agreement and the transactions contemplated herein.

                  7.1.2 All the representations and warranties of Bioglan contained in this Agreement shall be true and correct in all material respects as of the date of execution of this Agreement by Bioglan and all of the agreements of Bioglan which are provided in this Agreement to be performed at or prior to the Closing Date shall have been performed, and Bioglan shall have complied with this Agreement in all other material respects.

                  7.1.3 Bioglan shall deliver to Medicis a certificate, dated the Closing Date and signed by an executive officer of Bioglan, to the effect set forth above.

                  7.1.4 Payment in full by Bioglan of the Purchase Price and all other sums required by this Agreement to be paid by Bioglan to Medicis prior to the Closing Date.

                  7.1.5 Medicis shall have obtained all consents, approvals and authorizations necessary to consummate the Closing.

                  7.1.6 Bioglan shall have approved any changes between the unsigned draft Letter of Disclosure referred to in Clause 10.1 hereof and the final version of that Letter of Disclosure delivered at the Closing.

8.       CONTINUING OBLIGATIONS

         8.1      Medicis' Continuing Obligations

                  8.1.1 In order to ensure continued supply of the Products to customers following execution of this Agreement, Medicis hereby agrees to act as distributor of the Products for a period of four (4) months from the execution of this Agreement, or until Bioglan gives written notice to Medicis that Bioglan has developed its own distribution network within the Territory, whichever is the sooner. This period shall be extended, at the written request of Bioglan, for a further two (2) months if, after using its reasonable best efforts, Bioglan has been unable to develop its own distribution system at the end of the four month period.

                  8.1.2 Bioglan and Medicis shall execute the Transition Services Agreement attached as Exhibit "C" hereto which sets out the terms on which Medicis shall distribute the Products as required in sub-clause 8.1 above.
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                  8.1.3    Upon expiration of the period for which Medicis shall
                           distribute Products on behalf of Bioglan as set out above, Medicis shall return to Bioglan any inventory of the Products in its possession as of the date thereof.

         8.2      Bioglan's Continuing Obligations

                  8.2.1 Bioglan shall provide to Medicis, on a quarterly basis a written report setting forth Gross Sales and Returns of all Products during calendar 1999.

9.       PRODUCT REGISTRATIONS

         9.1 After the Closing, Bioglan will initially market the Products under the Product Licenses and Permits, such Product Licenses and Permits having been varied to permit the same. Such arrangement shall continue until Bioglan obtains regulatory authorization from the FDA to market the Products under its own product licenses (the "New Product Licenses and Permits").

         9.2 To permit Bioglan to market the Products under the Product Licenses and Permits, Medicis shall, promptly following Closing hereof at its own expense, file all necessary instruments with the FDA to obtain a waiver to vary Medicis' Product Licenses and Permits to allow Bioglan to sell the Products.

         9.3 Bioglan shall at its expense, file a product license application with the FDA for each of the Products that requires FDA authorization. Medicis shall, at its expense, file all necessary instruments with the FDA to authorize Bioglan to cross-refer to the data contained in the Product Licenses and Permits in order for Bioglan to obtain the New Product Licenses and Permits.

         9.4 Within thirty (30) days after the execution of this Agreement, the parties shall each appoint a primary liaison (the "Medical Affairs Liaison") to communicate with each other with regard to the actions and information required pursuant to this Clause 9.

         9.5 During the period that Bioglan is selling Products under the Product Licenses and Permits, each party shall advise the other as set forth in 9.5.1 and 9.5.2 below of any adverse drug experience associated with the Products. In addition, Bioglan shall report all adverse drug experience information it obtains, including that obtained from Medicis, to the FDA as set forth in 9.6 below.

                  9.5.1 Any adverse drug experience information obtained by a party shall be reported to Bioglan's Medical Affairs Liaison, by telephone or in writing (only by facsimile) within three (3) working days after the first party's initial receipt of the information; provided, however, any report of a serious unlabelled side effect or any report of a death shall be reported to Bioglan's Medical Affairs Liaison within twenty-four (24) hours of receipt of the information; and

                  9.5.2 The reports of adverse drug experience shall contain the following information: (i) the date the report was received by Medicis; (ii) the name of the reporter; (iii) the address and telephone number of the reporter; (iv) the patient details; (v) the suspected drug; (vi) other concomitant therapy; (vii) a description of the adverse drug experience; and
                           (viii) any additional relevant information; provided such information is obtainable through the use of reasonable efforts.

         9.6 Bioglan shall report all adverse drug experience information associated with the Products, including those received from Medicis under this Clause 9 to the FDA, in accordance with the laws and regulations of the Territory.

         9.7 After execution of this Agreement, Bioglan shall take all actions required by FDA regulations and other governmental laws relating to the manufacture, distribution and use of the Products and shall be solely responsible for compliance with all such laws.

10.      REPRESENTATIONS AND WARRANTIES OF MEDICIS

         10.1 Except as set forth in a Letter of Disclosure which shall be delivered by Medicis to Bioglan, as of the Closing Date (an unsigned draft of which shall be delivered to Bioglan within seven (7) days of the date hereof), Medicis hereby represents and warrants to Bioglan as follows:

                  10.1.1 Medicis (i) is a corporation duly organized and validly existing and in good standing under the laws of Delaware and (ii) has all necessary corporate power and authority to own its properties and to conduct its business, as currently conducted.

                  10.1.2 The execution and delivery of this Agreement and the other agreements provided for herein, and the consummation of the transactions contemplated herein and therein, are within the corporate power of Medicis, have been or will be, on or prior to the Closing Date, duly authorized by all necessary corporate proceedings and such other agreements have been or will be, on or prior to the Closing Date, duly executed and delivered by Medicis.

                  10.1.3 Neither the execution of this Agreement and the other agreements provided for herein nor the consummation of the transactions contemplated herein and therein:
                           (i) requires Medicis to obtain any approval, consent or withholding of objections on the part of any regulatory or governmental body, except as may be provided for above; (ii) will result in any violation or breach of any term or provision of Medicis' Certificate of Incorporation or Bylaws; (iii) will constitute a default under any material indenture, mortgage, deed of trust, license agreement or other contract or agreement to which Medicis is a party or to which it or any of the Products or Product Rights may be subject; or

                           (iv) will violate any provision of any judicial, governmental or administrative order, writ, injunction, award, judgment or decree applicable to Medicis.

                  10.1.4 This Agreement and the other agreements provided for herein have been duly and validly authorized, executed and delivered by Medicis and, when duly executed and delivered by Bioglan, will constitute valid and binding obligations of Medicis, enforceable against Medicis in accordance with their terms, except as such enforcement may be limited by bankruptcy or other laws of general application affecting creditor rights or general principles of equity or principles of public policy relating to indemnification.

                  10.1.5 Other than the use of Corporate Development Specialists, Inc., neither Medicis nor any officer, director or agent of Medicis has employed any broker, finder, or agent with respect to this Agreement or the transactions contemplated hereby.

                  10.1.6 Medicis will have used its best efforts to provide Bioglan with true, complete and accurate information in response to the due diligence requests of Bioglan during the due diligence period.

                  10.1.7 The amount of Gross Sales, less returns, for the calendar year ended December 31 1998, as accounted for by Medicis in accordance with GAAP, which were provided by Medicis to Bioglen during the due diligence, were correct in all material respects.

                  10.1.8 EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES HEREIN IN THE BILL OF SALE AND THE ASSIGNMENT OF TRADEMARKS, THE PRODUCTS AND PRODUCT RIGHTS ARE SOLD ON AN "AS IS, WHERE IS" BASIS, AND, OTHER THAN THOSE ARISING AS A RESULT OF A BREACH OF THE REPRESENTATIONS AND WARRANTIES HERETO AND THE BILL OF SALE, BIOGLAN HEREBY WAIVES, ANY AND ALL OTHER REPRESENTATIONS, WARRANTIES, DUTIES, AND GUARANTEES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, CONCERNING THE PRODUCTS OR THE PRODUCT RIGHTS OR THE VALUE, CONDITION, EFFECTIVENESS OR COMPLIANCE WITH SPECIFICATION OF THE PRODUCTS, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, THE ABSENCE OF OBLIGATIONS BASED ON STRICT LIABILITY IN TORT, OR THE QUALITY OF THE MATERIALS OR WORKMANSHIP, AND BIOGLAN HEREBY WAIVES ANY AND ALL RIGHTS AND REMEDIES IT MAY HAVE AGAINST MEDICIS RELATING TO ANY OF THE FOREGOING AND ARISING BY LAW OR OTHERWISE OR WITH RESPECT TO

                           LOSS OF USE, REVENUE OR PROFIT, THE EXISTENCE OF ANY LATENT, INHERENT OR ANY OTHER DEFECT (WHETHER OR NOT DISCOVERABLE), OR OTHER INCIDENTAL OR CONSEQUENTIAL DAMAGES.

11.      INTELLECTUAL PROPERTY

         11.1 Except as set forth in the Letter of Disclosure, Medicis hereby represents and warrants to Bioglan in respect of the Intellectual Property as follows:

                  11.1.1 The Trademarks are currently being used commercially by Medicis and have been properly filed or registered with the US Patent and Trademark Office and will be, to the best of Medicis' knowledge, valid and in full force and effect as of the date of execution of this Agreement.

                  11.1.2 Except as may be restricted or prohibited by any applicable law, rule, regulation or decision, Medicis has the exclusive right to use, transfer and assign, free and clear of any liens or encumbrances, the registrations for the Trademarks set out in Schedule "3" hereto.

                  11.1.3. To the best of Medicis' knowledge, the manufacture, use or sale of the Products by Medicis or the use of the Trademarks in the United States of America for the sale of the Products does not infringe the rights of any third party including inter alia intellectual property rights.

                  11.1.4 Except for any restriction or prohibition set forth in any applicable law, rule, regulation, decision or other governmental action, Medicis is not aware of any restriction or prohibition which would prevent or restrict the disclosure of the Know-How to Bioglan hereunder.

                  11.1.5 Medicis has informed Bioglan of adverse drug experiences related to the Products of which it has knowledge.

12.      REPRESENTATIONS AND WARRANTIES OF BIOGLAN

         12.1     Bioglan hereby represents and warrants to Medicis as follows:

                  12.1.1 Bioglan (i) is a public limited company duly organized, validly existing and in good standing under the Laws of England and Wales (ii) has all necessary power and authority to own its properties and to conduct business as presently conducted.

                  12.1.2 The execution and delivery of this Agreement and the other agreements provided for herein, and the consummation of the transactions contemplated herein and therein, are within the corporate power of Bioglan, have been or will be, on or prior to the Closing Date, duly authorized by all necessary corporate proceedings and such other agreements have or will be, on or prior to the Closing Date, duly executed and delivered to Bioglan.

                  12.1.3 Neither the execution of this Agreement and the other agreements provided for herein nor the consummation of the transactions contemplated herein and therein:
                           (i) require Bioglan to obtain the approval, consent or withholding of objection on the part of any governmental body, except as may be provided for above; (ii) will result in any violation or breach of any term or provisions of Bioglan's Memorandum and Articles of Incorporation or By-Laws; (iii) will constitute a default under any indenture, mortgage, deed of trust, license, agreement, or other contract or agreement to which Bioglan is a party or to which it or any of its properties may be subject; or (iv) violates any provision of any judicial, governmental or administrative order, writ, injunction, award, judgment or decree applicable to Bioglan.

                  12.1.4 This Agreement and the other agreements provided for herein have been duly and validly authorized, executed and delivered by Bioglan, and when duly executed and delivered by Medicis, will constitute valid and binding obligations of Bioglan, enforceable against Bioglan in accordance with their terms, except as such enforcement may be limited by bankruptcy or other laws of general application affecting creditor rights or general principles of equity or principles of public policy relating to indemnification.

                  12.1.5 Other than the use of Corporate Development Specialists, Inc., neither Bioglan nor any officer, director or agent of Bioglan, has employed any broker, finder or agent with respect to this Agreement or the transactions contemplated hereby.

                  12.1.6 OTHER THAN THE REPRESENTATIONS AND WARRANTIES OF MEDICIS IN THIS AGREEMENT, BIOGLAN EXPRESSLY AGREES AND ACKNOWLEDGES THAT IT HAS NOT, IN ENTERING INTO THIS AGREEMENT, RELIED ON ANY CONDITION, WARRANTY OR REPRESENTATION BY MEDICIS, EXPRESS OR IMPLIED, WHETHER ARISING BY APPLICABLE LAW OR OTHERWISE IN RELATION TO THE PRODUCTS AND PRODUCT RIGHTS, INCLUDING, WITHOUT LIMITATION, WARRANTIES OR REPRESENTATIONS AS TO THE DESCRIPTION, QUALITY, DURABILITY, MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, THE ABSENCE OF OBLIGATIONS BASED ON STRICT LIABILITY IN TORT, THE QUALITY OF THE MATERIALS OR WORKMANSHIP, VALUE, CONDITION, AS TO THE ABSENCE OF ANY LATENT, INHERENT OR ANY OTHER DEFECT (WHETHER OR NOT DISCOVERABLE), AND THE BENEFIT IN FAVOR OF BIOGLAN, OF ANY SUCH CONDITION,

                           WARRANTY OR REPRESENTATION, IS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVED BY BIOGLAN.

13.      CONDUCT AND TRANSACTIONS PRIOR TO CLOSING

         13.1 The parties agree to cooperate mutually and make all reasonable efforts toward consummating the transactions herein contemplated and fulfilling the purposes of this Agreement prior to and following Closing, including providing and executing such additional documentation and communications as may be appropriate for such purposes.

         13.2 Medicis shall not take any action out of the ordinary course of business to significantly increase sales of the Products in the calendar month prior to the month in which the Closing occurs. If the sales in the calendar month prior to the month in which the Closing occurs are greater than 110% of the sales of the Product in the preceding calendar month, Medicis shall credit the Purchase Price for Medicis' gross margin on such incremental sales.

14.      POST-CLOSING COVENANTS

         14.1 Medicis and Bioglan agree to cooperate in the notification to customers of the transactions contemplated by this Agreement. Neither Medicis nor Bioglan shall notify any customers of such transactions without the consent of the other. Such notification (the "Joint Notice") shall be in such form as is reasonably satisfactory to Bioglan and Medicis.

         14.2 Medicis agrees for a period of four (4) months after the Closing Date to use its reasonable best efforts to forward to Bioglan all customer orders for the Products received after the Closing as soon as practicable after receipt by Medicis. Medicis agrees that, for a period of six (6) months from the Closing Date, it will inform any customers ordering the Products or requesting information about the Products, that Bioglan is now supplying the Products.

         14.3 During the period that Bioglan is selling Products under the Product Licenses and Permits if Medicis or an appropriate government agency in the Territory determines that the Products or any of them should be recalled, Bioglan shall at its cost, be responsible for all activities to be performed relating to such recall. If such recall occurs during such period, then, prior to implementing such recall, Medicis shall endeavor to advise Bioglan of the situation. Bioglan shall provide Medicis with a prepared statement for use in response to any inquiries regarding the Products' recall which Medicis shall provide to its sales representatives. Medicis and its sales representatives shall use such prepared statements to respond to any inquiries received with regard to the Products recalled and shall not make any other statements regarding the recalls.

         14.4 Medicis and Bioglan will coordinate to ensure that all necessary and appropriate language is added to the labeling for the Products so that each party is able to comply with any applicable laws and regulatory requirements.

         14.5 During the period that Bioglan is selling Products under the Product Licenses and Permits, Bioglan shall not use any promotional material with respect to the Products without first obtaining the written approval of Medicis.

         14.6 Simultaneously with the execution of this Agreement, Medicis and Bioglan are entering into a Letter of Intent relating to the license of rights to Medicis' products sold under its Trademarks OCCLUSAL, SALAC and PENTRAX. If Bioglan fails to execute, deliver and consummate the transaction contemplated in the Letter of Intent, Medicis shall have the right, in its sole discretion, to unwind the effect of this Agreement. Medicis shall, in that event, repay to Bioglan the $10.6 million paid by Bioglan to Medicis under Sub-Clause 4.1.2 hereof and Bioglan shall immediately transfer all right, title and interest in and to the Products and ownership of the Product Rights to Medicis. Bioglan agrees to indemnify, defend and hold harmless Medicis (and its directors, employees, affiliates, successors and assigns) from and against all Losses of Medicis based upon, arising out of or otherwise in respect of Bioglan's actions or inactions relating to the Products during the time period from the date of this Agreement until the complete transfer of all Products and Product Rights to Medicis.

15.      INDEMNIFICATION BY MEDICIS

         15.1 Medicis agrees to indemnify, defend and hold harmless Bioglan (and its directors, officers, employees, affiliates, successors and assigns) from and against all losses, personal injuries, liabilities, damages (other than incidental or consequential), deficiencies, costs or expenses including, without limitation, interest, penalties and reasonable attorneys' fees and disbursements ("Losses") of Bioglan based upon, arising out of or otherwise in respect of:

                  15.1.1 any material inaccuracy in or material breach of, any representation, warranty, covenant or agreement of Medicis contained in this Agreement, provided however, that any such Losses shall have been first asserted in writing against Medicis within twenty-four months after the Closing Date.

                  15.1.2 any harm to any third party caused by any defect in the Products manufactured, mandated, distributed, or sold by Medicis, prior to the Closing, or by any negligent or wrongful act of Medicis prior to the Closing in connection with the manufacture, distribution, advertising, or sale of the Products, or any failure to comply with any regulation or statute, provided, however, that any such Losses shall have been first asserted in writing against Medicis within twenty-four months after the Closing Date.

                  15.1.3 failure of Medicis prior to the Closing Date to conduct its efforts under this Agreement at all times in accordance with all applicable laws and regulations which may materially affect the Products including without limitation the US Foreign Corrupt Practices Act, with the highest commercial standards and in a manner that reflects favorably at all times on the Products and the reputation of Medicis, provided, however, that any such Losses shall have been first asserted in writing against Medicis within twenty-four months after the Closing Date.



16.      INDEMNIFICATION BY BIOGLAN

         16.1 Bioglan agrees to indemnify, defend and hold harmless Medicis (and its directors, officers, employees, affiliates, successors and assigns) from and against all Loss of Medicis based upon, arising out of or otherwise in respect of:

                  16.1.1 any material inaccuracy in or material breach of any representation, warranty, covenant or agreement of Bioglan contained in this Agreement, provided however, that any such Loss shall have been first asserted in writing against Bioglan within twenty-four months after the Closing Date.

                  16.1.2 any harm to any third party caused by any defect in the d Products manufactured, mandated, or distributed sold by Bioglan or by any negligent or wrongful act of Bioglan in connection with the manufacture, distribution, advertising, or sale of the Products, or any failure to comply with any regulation or statute.

                  16.1.3 failure of Bioglan to conduct its efforts under this Agreement at all times in strict accordance with all applicable laws and regulations which may materially affect the Products including without limitation the US Foreign Corrupt Practices Act, with the highest commercial standards and in a manner that reflects favorably at all times on the Products and the reputation of Medicis.

17.      PROCEDURE FOR INDEMNIFICATION

         17.1 If any legal proceeding shall be instituted, or any claim or demand made, against an indemnified party in respect of which an indemnifying party may be liable hereunder, or if either party hereto for any reason shall believe that it has a claim against the other pursuant to the respective Clause 15 or 16 hereof, then the indemnified party or the party believing it has a claim against the other, as the case may be (in either case, the "Indemnified Party"), shall give prompt written notice hereunder to the indemnifying party or the party against whom the party giving notice believes it has a claim, as the case may be (in either case, the "Indemnifying Party"). Such notice shall specify in reasonable detail the date such underlying claim or belief first was asserted or arose, the nature of the loss (es) for which payment is claimed, the Clause or Clauses of this Agreement upon which such claim is based, and the amount payable in respect thereto, and shall provide a copy of the underlying claim.

         17.2 If an Indemnifying Party shall receive notice pursuant to this Clause 17, the Indemnifying Party may, at its sole option, elect to defend against the loss, which is the subject of such notice. If the Indemnifying Party elects to defend, then the Indemnified Party shall have the right to participate in such defense, trial counsel shall be chosen by the Indemnifying Party and such trial counsel shall be reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not elect to defend, then the Indemnified Party may do so by its own counsel, such counsel shall be reasonably satisfactory to the Indemnifying Party, the costs of which shall be borne by the Indemnifying Party, and the Indemnifying Party agrees to cooperate with the Indemnified Party in such defense.

         17.3 If the amount of any actual loss indemnified against hereunder shall at any time subsequent to the payment of any indemnity payable hereunder, be reduced by any recovery, settlement or other payment, then the amount of such reduction, less any expense incurred by the party receiving such recovery, settlement or other payment in connection therewith, shall be repaid promptly to the Indemnifying Party.

         17.4 Except as otherwise provided herein, the terms of this Clause 17 shall survive the Closing.

18.      GENERAL PROVISION

         18.1 All representations, warranties, covenants and agreements set forth herein shall survive the execution and delivery of this Agreement and the transfer of Product Rights hereunder, but shall expire two (2) years after the Closing. Thereafter, no claim for breach of any representation, warranty, covenant, or agreement shall be made. If this Agreement is terminated pursuant to Clause 18.12 hereof, neither Bioglan nor Medicis shall be under any liability whatsoever with respect to any such representation or warranty.

         18.2 All communications under this Agreement attached hereto shall be in writing and shall either be faxed, sent by courier or mailed by first class mail, postage prepaid, to the fax number and/or address specified below. If faxed, such communication shall be deemed to given when sent; provided, however, that such fax shall be confirmed by sending a hard copy by courier or first class mail (by methods specified herein) within one
                  (1) working day of the sending of such fax. If sent by courier or mailed by first class mail as specified herein, such communication shall be deemed to be given either two (2) business days after sending (for communications sent by courier) or ten (10) business days after mailing (for communications sent by mail). All communications hereunder shall be sent:

                  18.2.1 TO BIOGLAN: at its address shown below or such other address as it may give to Bioglan by notice hereunder:

                           5 Hunting Gate               and to:
                           Hitchin, Hertfordshire       Roiter Zucker Solicitors
                           England                      Regent House
                           Attn:  Terry I. Sadler       Swiss Cottage

                                                        London NW 3RZ ENGLAND
                                                        Attention: Warren Roiter

                  18.2.2 TO MEDICIS, at its address shown below or such other address as it may give to Medicis by notice hereunder:

                           4343 East Camelback Road, Suite 250
                           Phoenix, Arizona  85018-2100 USA
                           Attn:  Jonah Shacknai


         18.3 Prior to the Closing, Bioglan and Medicis shall each hold in confidence all documents and information received by it in connection with the transactions contemplated by this Agreement and, in the event that for any reason the transactions contemplated by this Agreement shall not be consummated, Bioglan and Medicis shall refrain from disclosing or otherwise using such documents and information.

         18.4 This Agreement may be amended, modified or supplemented only by written agreement of the parties hereto.

         18.5 The rights and obligations of Bioglan and Medicis under this Agreement and the agreements provided for herein shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but may not be assigned by either party without the prior written consent of the other party; provided however, Bioglan may assign this Agreement without obtaining Medicis' consent if Bioglan has paid the entire Purchase Price to Medicis in accordance with Clause 4. Nothing set forth herein shall prevent either party from assigning its rights or obligations hereunder to an Affiliate of said party provided that no such assignment shall relieve said party of its obligations hereunder. For purposes hereof, an "Affiliate" of a party shall refer to any person or entity controlling, controlled by or under common control with said party.

         18.6 Bioglan and Medicis agree to approve jointly the text of an initial press release announcing the consummation of the transactions contemplated hereby and not to use the name of the other party in any press information, marketing or advertising materials or other release to the public without prior written approval of the other, which approval shall not be unreasonably withheld. The foregoing shall not be deemed to prevent either party from making any public announcement which may be required by legislation or any governmental or regulatory body or by the rules and regulations of any national securities exchange upon which the securities of either party are traded; provided that the disclosing party has notified the non-disclosing party of such public announcement and the non-disclosing party has been given an opportunity to comment on such announcement. The disclosing party shall make such changes as reasonably requested.

         18.7 Except as otherwise provided herein, Bioglan and Medicis agree that each of the parties hereto shall bear one half of the legal costs incurred in connection with the preparation, drafting, execution and delivery of this Agreement and the consummation of the transaction contemplated hereby, but not the cost of Bioglan's due diligence in this transaction. Bioglan shall pay all recording fees and all taxes due by Bioglan in connection with the transfer of the Product Rights to Bioglan hereunder.

         18.8 All headings in this Agreement are for convenience only and shall not affect the interpretation or meaning of any provision hereof.

         18.9 This Agreement, together with the other agreements provided for herein, and the Schedules and Exhibits attached hereto, constitutes the entire agreement of the parties, merges all prior negotiations, agreements and understandings, and states in full all representations and warranties or warranties other than those herein stated. To the extent there are any inconsistencies between the provisions of this Agreement, the Schedules and Exhibits and any of the other agreements provided for herein, this Agreement shall govern.

         18.10 No delay on the part of any party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof; nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies of any party based on, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties) as to which there is no inaccuracy or breach.

         18.11 If any provision of this Agreement is found or declared to be invalid or unenforceable by any court or other competent authority having jurisdiction, such finding or declaration shall not invalidate any other provision hereof, and this Agreement shall thereafter continue in full force and effect except that such invalid or unenforceable provision, and (if necessary) other provisions thereof, shall be reformed by a court of competent jurisdiction so as to effect, insofar as is practicable, the intention of the parties as set forth in this Agreement, provided that if such court is unable or unwilling to affect such reformation, the invalid or unenforceable provision shall be deemed deleted to the same extent as if it had never existed.

         18.12 In the event any of the conditions specified in Clause 6 or Clause 7 of this Agreement shall not be fulfilled on or before the Closing Date, then Bioglan, with respect to the conditions in Clause 6, or Medicis, with respect to the conditions in Clause 7, shall have the right either to proceed or, upon prompt written notice to the other, terminate and rescind this Agreement without liability to any party. In no circumstances, however, shall Bioglan be entitled to recover the $500,000 US paid under subclause 4.1.1 hereof. The election to proceed shall not affect the right of such electing party to require the other party to use commercially reasonable efforts to fulfill such conditions.

         18.13 This Agreement shall be governed by the substantive laws of the State of Arizona, United States of America (without regard to principles of conflict of laws) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

         18.14 Bioglan consents and submits to the personal jurisdiction of the state and federal courts in Arizona.

         18.15 This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19.      ARBITRATION

         19.1 The parties shall promptly submit to arbitration any dispute which may arise in connection with this Agreement that is not promptly resolved by them, except that each party may seek injunctive relief for breaches of this Agreement if either party makes a good faith determination that a breach of the terms of this Agreement by the other party will result in irreparable harm and that injunctive relief is the only adequate remedy.

         19.2 The American Arbitration Association shall have jurisdiction over the arbitration, which shall be conducted in accordance with the Commercial Arbitration Rules of such Association, except as modified by agreement of the parties.

         19.3 In the event a dispute is to be submitted to arbitration pursuant to this Article X, the parties agree that the dispute shall be resolved by a private arbitration conducted by one arbitrator. Within ten (10) days after the submission of such dispute to arbitration, the parties shall agree upon one arbitrator, selected from a panel of five individuals, none of whom is an officer, director or employee of a party or an affiliate of such party, or a person who has a direct or indirect personal or financial interest in the outcome of the arbitration, designated by the American Arbitration Associated from its permanent panel of commercial arbitrators. The parties shall select the arbitrator by alternately striking names of the individuals so designated until only one name remains. A coin toss will determine which party is to strike the first name.

         19.4 The arbitrator shall set a hearing date for an arbitration (the "Hearing") within ninety (90) days from the date the arbitrator is selected, unless otherwise agreed by the parties. At least fifteen (15) days before the Hearing, each party shall submit to the arbitrator a list of all witnesses and exhibits, which it intends to present at the Hearing. No later than ten (10) days before the Hearing, each party shall provide to the arbitrator a short (not to exceed five single-spaced pages or such other page limit as the arbitrator permits) statement of its position with regard to the dispute. Notwithstanding the Commercial

                  Arbitration Rules, each party shall have the right to conduct up to a total of two depositions. At the Hearing, each party shall, unless it waives the opportunity, make an oral opening statement and an oral closing statement. The arbitrator shall not be strictly bound by rules of procedure or rules of evidence, but shall use the Federal Rules of Evidence as a guideline in conducting the Hearing. When testimony is complete and each party has introduced its exhibits pursuant to the provisions of this Agreement, and each party has made a closing statement pursuant to the provisions of this Agreement or waived the opportunity to do so, the arbitrator shall declare the Hearing closed; provided that the parties may submit post-hearing briefs pursuant to an agreed upon schedule or a schedule formulated by the arbitrator. The Hearing shall be conducted in private. Attendance at the Hearing shall be limited to the following: (i) the arbitrator; (ii) representatives of each party; (iii) each party's attorneys and attorney's assistants or advisors, if any, including expert witnesses if any; (iv) a court reporter if requested by either party; and (v) any witnesses. The arbitrator may sequester witnesses upon the motion of a party. Within thirty
                  (30) days of the close of the Hearing or submission of the post-hearing briefs, the arbitrator shall issue a written opinion and an award (the "Award") based on evidence, arguments and post-hearing briefs, if any. The Award shall be a decision of the arbitrator, shall resolve the parties' dispute and shall be final and binding on the parties. Except as otherwise provided in this Agreement, there shall be no ex parte communication regarding the subject matter of the Hearing, in which event the arbitrator will render and deliver to the parties a written opinion and Award within thirty (30) days of being notified that the parties waive the Hearing. Notwithstanding any other provision of this Agreement, the arbitrator shall have no power to delete from, add to or modify the terms of this Agreement, and may not award any remedy which effectively conflicts directly or indirectly with any provision of this Agreement.

         19.5 In any arbitration, all of the reasonable costs and expenses of the Successful Party (including reasonable attorney's fees and expenses), all fees and expenses of experts retained by the Successful party and all costs of the arbitrator shall be borne the Losing Party in such arbitration. The "Losing Party" and the "Successful party" shall be determined by the arbitrator based on the relative success or failure of each party to such arbitration.



IN WITNESS WHEREOF, the parties hereto have executed this Agreement for Purchase and Sale of Assets as of the date first set forth above.

MEDICIS PHARMACEUTICAL CORPORATION

by:  /s/ Mark A. Prygocki, Sr.
     ---------------------------------------
its: Chief Financial Officer
     ---------------------------------------


BIOGLAN PHARMA PLC
by:  /s/ Terry I. Sadler
     ---------------------------------------
its: Chairman and Chief Executive Officer
     ---------------------------------------

                                  SCHEDULE "1"

                                    PRODUCTS

                        1.      BENZASHAVE shaving cream

                        2.      THERAMYCIN Z  skin lotion

                        3.      PRAMEGEL topical medication

                        4.      A-FIRM vitamin-A cream

                        5.      A-FIL sunburn protection

                        6.      BETALIFTX skin peel preparation

                        7.      METED hair shampoo

                        8.      TEXACORT dermatosis preparation

                        9.      PACKER'S pine tar soap

                        A total of nine (9) products.

                                  SCHEDULE "2"

                                    KNOW-HOW



                                [TO BE SUPPLIED]

                                  SCHEDULE "3"


                 -----------------------------------------------------------------------------------------------------
                      NO.        TRADEMARK                      REG. NO. & DATE                GOODS
                 -----------------------------------------------------------------------------------------------------
                       1         BENZASHAVE                        1,612,636             brushless, medicated
                                                                                         shaving cream
                                                                   9/11/1990
                 -----------------------------------------------------------------------------------------------------
                       2         THERAMYCIN Z                      2,129,191             dermatologic products,
                                                                                         namely, therapeutic skin
                                                                   1/13/1998             lotion
                 -----------------------------------------------------------------------------------------------------
                       3         PRAMEGEL                          1,391,339             anti-pruritic topical
                                                                                         medication
                                                                   4/29/1986
                 -----------------------------------------------------------------------------------------------------
                       4         AFIRM                             2,197,069             dermatological preparation,
                                                                                         namely, a vitamin-A cream
                                                                   10/20/1998
                 -----------------------------------------------------------------------------------------------------
                       5         A-FIL (Stylized)                  532,880               vanishing cream type
                                                                                         preparation for use as a
                                                                   10/31/1950            protection against sunburn
                 -----------------------------------------------------------------------------------------------------
                       6         BETA-LIFTX                        2,137,236             pharmaceutical preparation,
                                                                                         namely, a chemical skin
                                 B-LIFTX Design                    2,125,549             peel preparation
                 -----------------------------------------------------------------------------------------------------
                       7         METED                             1,419,732             medicated hair shampoo

                                                                   12/9/1986
                 -----------------------------------------------------------------------------------------------------
                       8         TEXACORT                          1,304,643             preparations for the
                                                                                         treatment of dermatosis
                                                                   11/13/1984
                 -----------------------------------------------------------------------------------------------------
                       9         PACKER'S PINE TAR SOAP &          407,047               soap
                                 Design
                                                                   910,485               hair shampooing preparation
                                 PACKER'S & Design
                 -----------------------------------------------------------------------------------------------------

                                  SCHEDULE "A"


                 -------------------------------------------------------------------------------------------------------
                     TRADEMARK                                REG. NO. & DATE          GOODS
                 -------------------------------------------------------------------------------------------------------
                     BENZASHAVE                               1,612,636                brushless, medicated shaving
                                                              9/11/1990                cream
                 -------------------------------------------------------------------------------------------------------
                     THERAMYCIN Z                             2,129,191                dermatologic products,
                                                              1/13/1998                namely, therapeutic skin
                                                                                       lotion
                 -------------------------------------------------------------------------------------------------------
                     PRAMEGEL                                 1,391,339                anti-pruritic topical
                                                              4/29/1986                medication
                 -------------------------------------------------------------------------------------------------------
                     AFIRM                                    2,197,069                dermatological preparation,
                                                              10/20/1998               namely, a vitamin-A cream
                 -------------------------------------------------------------------------------------------------------
                     A-FIL (Stylized)                         532,880                  vanishing cream type
                                                              10/31/1950               preparation for use as a
                                                                                       protection against sunburn
                 -------------------------------------------------------------------------------------------------------
                     BETA-LIFTX                               2,137,236                pharmaceutical preparation,
                                                              2/17/1998                namely, a chemical skin peel
                                                                                       preparation
                 -------------------------------------------------------------------------------------------------------
                     B-LIFTX Design                           2,125,549                pharmaceutical preparation,
                                                              12/30/1997               namely, a chemical skin peel
                                                                                       preparation
                 -------------------------------------------------------------------------------------------------------
                     METED                                    1,419,732                medicated hair shampoo
                                                              12/9/1986
                  -------------------------------------------------------------------------------------------------------
                     TEXACORT                                 1,304,643                preparations for the
                                                              11/13/1984               treatment of dermatosis
                  -------------------------------------------------------------------------------------------------------
                     PACKER'S PINE TAR SOAP & Design          407,047                  soap
                                                              5/16/1944
                  -------------------------------------------------------------------------------------------------------
                     PACKER'S & Design                        910,485                  hair shampooing preparation
                                                              3/23/1971
                  -------------------------------------------------------------------------------------------------------

                          TRANSITION SERVICES AGREEMENT



















                                   EXHIBIT "C"